Exhibit 10.1

MODIFICATION AGREEMENT

THIS MODIFICATION AGREEMENT (the “Modification Agreement”) is entered into this 26th day of July 2012, by and between VISION-SCIENCES, INC., a Delaware corporation (the “Company”) and LINCOLN PARK CAPITAL FUND, LLC, an Illinois limited liability company (“Investor”). Capitalized terms used herein that are not defined shall have the meaning ascribed to them in that certain Purchase Agreement by and between the Company and Investor and dated as of April 27, 2012 (the “Purchase Agreement”).

WHEREAS, the Company and Investor desire to clarify and amend certain provisions of the Purchase Agreement.

NOW THEREFORE, in consideration of the promises set forth herein and for other good and valuable consideration the receipt and sufficiency of which are acknowledged by the parties, the parties hereby agree as follows:

1.   The term “Available Amount” is hereby amended and restated as follows: “Available Amount” means One Million Dollars ($1,000,000) in the aggregate, which amount was purchased by the Investor in connection with the Initial Purchase pursuant to Section 2 hereof prior to the date of this Modification Agreement; provided, however, that from and after the time that the Company shall no longer be subject to General Instruction I.B.6. of Form S-3 and the Staff Interpretations (such date hereinafter referred to as the “Float Trigger Date”), the “Available Amount” shall automatically be increased, without any action by the parties hereto, by an amount equal to the lesser of (i) Twenty Million Dollars ($20,000,000) and (ii) the maximum dollar amount of Common Stock registered under the Registration Statement that shall remain available for offer and sale by the Company under the Registration Statement as of the Float Trigger Date (with such increased Available Amount subject to reduction by the Purchase Amount actually purchased by the Investor each time the Investor purchases shares of Common Stock pursuant to Section 2 hereof).”

2.  The term “Floor Price” is hereby amended and restated as follows: “Floor Price” means Three Dollars ($3.00) (which shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction).”

3.  Section 2(c) of the Purchase Agreement is hereby amended and restated as follows: “Purchase Price Floor. From and after the date of the Initial Purchase, the Company and the Investor shall not effect any Purchases under this Agreement on any Purchase Date where the Closing Sale Price on such Purchase Date is less than the Floor Price.”

4.  Except as expressly set forth in this Modification Agreement, all other provisions of the Purchase Agreement shall remain in full force and effect.

5.  The terms of Section 12 of the Purchase Agreement are incorporated by reference herein.

Exhibit 10.1

IN WITNESS WHEREOF, the Investor and the Company have caused this Modification Agreement to be duly executed as of the date first written above.

THE COMPANY:

VISION-SCIENCES, INC.

By: /s/ Cynthia Ansari

Name: Cynthia Ansari

Title: Chief Executive Officer

INVESTOR:

LINCOLN PARK CAPITAL FUND, LLC

BY: LINCOLN PARK CAPITAL, LLC
BY: ALEX NOAH INVESTORS, INC.

By: /s/ Jonathan Cope

Name:  Jonathan Cope

Title: President